Exhibit 10.1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of April 5, 2024 (this “Agreement”), by and among EquityLine Alternate Assets GP Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (“EquityLine”), Sergiy Shchavyelyev (“Sergiy”), the sole director of EquityLine and each of the other Check-Cap shareholders signatory hereto (each, a “Shareholder” and, collectively, the “Shareholders”), and Check-Cap Ltd., an Israeli company (“Check-Cap”).

WHEREAS, Nobul AI Corp., an Ontario corporation (“Nobul”), and Check-Cap entered into a business combination agreement dated as of March 25, 2024 (the “BCA”) pursuant to which a wholly owned subsidiary of Nobul, to be formed under the laws of Israel, will merge with and into Check-Cap (the “Merger”), with Check-Cap surviving the Merger as a direct, wholly owned subsidiary of Nobul;

WHEREAS, Check-Cap will hold an Extraordinary General Meeting of Shareholders to approve the transactions contemplated under the BCA;

WHEREAS, on March 27, 2024, Check-Cap has issued a notice for an Extraordinary General Meeting of Shareholders to be held on April 25, 2024, at 9:00 a.m. (Eastern time) (the “April EGM”);

WHEREAS, as of the date hereof, the Shareholders beneficially own 762,724 Ordinary Shares, par value NIS 48.00 of Check-Cap (the “Shares”), pursuant to that certain Coordination Agreement dated as of April 1, 2024, between EquityLine and certain shareholders of Check-Cap signatory thereto (the “Coordination Agreement”);

WHEREAS, capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the BCA;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Each Shareholder hereby irrevocably and unconditionally agrees to vote at (i) the Check-Cap Shareholder Meeting (or any adjournment or postponement thereof); (ii) at the April EGM (or any adjournment or postponement thereof); and (iii) at any other meeting of the shareholders of Check-Cap (whether annual or extraordinary and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) to the extent in respect of, or related to, the transactions contemplated under the BCA, all of the Shares held by such Shareholder at such time (a) in favor of the approval and adoption of the Check-Cap Shareholder Transaction Matters; (b) against any Acquisition Proposal or any of the transactions contemplated thereby, (c) against any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Check-Cap Shareholder Transaction Matters or result in a breach of any covenant, representation or warranty or other obligation or agreement of Check-Cap under the BCA; and (d) in favor of all items on the agenda of the April EGM, as may be amended.

2. Transfer of Shares. Each Shareholder hereby agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law or by terminating the Coordination Agreement), pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Shares; provided that the foregoing shall not prohibit the transfer of the Shares by a Shareholder to an affiliate of such Shareholder, but only if such affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement. Each Shareholder hereby procures to keep the Coordination Agreement in full force and effect until such time as this Agreement is terminated, in accordance with Section 7 below.

3. Standstill Provisions.

(a) Each Shareholder hereby agrees that, from the date of this Agreement through its termination, in accordance with its terms (the “Standstill Period”), neither it nor any of its controlled Affiliates or Associates (as used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement) will, and it will cause each of its controlled Affiliates and Associates not to, directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call an extraordinary general meeting of shareholders), in each case, with respect to securities of Check-Cap;

(ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or agreement of any kind with respect to any securities of Check-Cap (other than the “group” or agreement that includes all of the entities or persons under the Coordination Agreement and pursuant to its terms);

(iii) deposit any securities of Check-Cap in any voting trust or subject any securities of Check-Cap to any arrangement or agreement with respect to the voting of any securities of Check-Cap, other than any such voting trust, arrangement or agreement solely among the members of EquityLine and otherwise in accordance with this Agreement;

(iv) seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the election or removal of directors with respect to Check-Cap or seek, knowingly encourage or, subject to Section 1 above, take any other action with respect to the appointment, election or removal of any directors not in accordance with this Agreement;

(v) (A) submit, initiate, make or be a proponent of any proposal for consideration by shareholders at any annual or extraordinary general meeting of shareholders of Check-Cap, (B) submit, initiate, make or be a proponent of any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Check-Cap, (C) initiate, knowingly encourage or affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Check-Cap, or publicly encourage or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal (other than as permitted by this Agreement) regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to Check-Cap by such third party, (E) call or seek to call, or request the call of, alone or in concert with others, an extraordinary general meeting of shareholders of Check-Cap, including any “town hall” meeting or (F) initiate, knowingly encourage or participate in any “withhold” or similar campaign with respect to any annual or extraordinary general meeting of shareholders of Check-Cap;

(vi) seek, alone or in concert with others, representation on the Check-Cap Board of Directors (the “Board”);

(vii) advise, knowingly encourage, support or knowingly influence any person or entity with respect to the voting or disposition of any securities of Check-Cap at any annual or extraordinary general meeting of shareholders, except in accordance with Section 1 above;

(viii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with Check-Cap that would not be reasonably determined to trigger public disclosure obligations for any Party;

(ix)  seek publicly, alone or in concert with others, to amend any provision of the articles of association of Check-Cap, or engage in other actions that may impede the acquisition of control of Check-Cap by any person;

(x) demand an inspection of Check-Cap’s books and records;

(xi) (i) make any public proposal with respect to, (ii) make any public statement or otherwise seek to advise, assist or knowingly encourage any person in so encouraging or advising with respect to or (iii) initiate, knowingly encourage or in any way participate in, directly or indirectly: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization, share repurchase programs and practices or dividend policy of Check-Cap, (C) any other change in Check-Cap’s management, governance, corporate structure, affairs or policies, (D) any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a third party that, in each case, results in a change in control of Check-Cap or the sale of substantially all of its assets (an “Extraordinary Transaction”), (E) causing a class of securities of Check-Cap to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of Check-Cap to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(xii) initiate, make or in any way participate, directly or indirectly, in any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to Check-Cap or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(xiii) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any assets or businesses of Check-Cap or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of Check-Cap or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to Check-Cap or any of its subsidiaries or any material portion of its or their businesses;

(xiv) institute, solicit, join (as a party) or assist any litigation, arbitration or other proceeding against Check-Cap or any of its current or former directors or officers (including derivative actions) other than (i) litigation by the Shareholders to enforce the provisions of this Agreement, (ii) the exercise of statutory appraisal rights, (iii) making counterclaims with respect to any proceeding initiated by, or on behalf of, Check-Cap or its Affiliates against any Shareholder or their Affiliates, or (iv) responding to or complying with any validly issued legal process;

(xv) facilitate, support, knowingly encourage, or participate in or enter into any negotiations, agreements or understandings with any third party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any third party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing; or

(xvi) publicly make or in any way advance publicly any request or proposal that Check-Cap or the Board amend, modify or waive any provision of this Agreement.

4. Representations and Warranties. Each Shareholder, represents and warrants to Check-Cap as follows:

(a) The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to such Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares or (iv) in relation to the Shareholder that is not a natural person, conflict with or result in a breach of or constitute a default under any provision of such Shareholder’s governing documents.

(b) As of the date of this Agreement, the Shareholders beneficially own 762,724 Ordinary Shares, par value NIS 48.00, of Check-Cap, pursuant to the Coordination Agreement, and have the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares. As of the date hereof, the Shareholders do not currently have any right to acquire, any interest in any other securities of Check-Cap (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of Check-Cap, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of any securities of Check-Cap, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of any securities of Check-Cap, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

(c) Such Shareholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Shareholder.

5. Public Announcement. Promptly following the execution of this Agreement, Check-Cap shall file with the SEC a Form 6-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 6-K”). The Form 6-K shall be consistent with the terms of this Agreement. Check-Cap shall provide the Shareholders with a reasonable opportunity to review and comment on the Form 6-K prior to the filing with the SEC and consider in good faith any timely comments of the Shareholders. Promptly following the execution of this Agreement, but in any event, no later than two business days following the execution of this Agreement, the Shareholders shall file with the SEC an amendment to its Schedule 13D; in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including the terms of this Agreement and including this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement. The Shareholders shall provide the Company with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any timely comments of the Company. During the Standstill Period, neither Check-Cap nor the Shareholders shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6. Mutual Non-Disparagement. During the Standstill Period, neither party shall make any public statement about the other party, the other party’s current or former directors, officers or employees (including with respect to such persons’ service at the other party), the other party’s subsidiaries, or the business of the other party’s subsidiaries or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of the other party’s controlled Affiliates, as applicable, that undermines, disparages or otherwise reflects detrimentally on the other party. The restrictions in this Section 6 shall not (x) apply (i) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (y) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

7. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the Shareholders under this Agreement shall automatically terminate upon the earliest of (a) the Merger Effective Time; (b) the termination of the BCA in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that Section 8 shall survive any such termination; and provided, further, that nothing in this Section 7 shall relieve any party of liability for any willful or material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

8. Miscellaneous.

(a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 8(a)):

If to Check-Cap, to it at:

Check-Cap Ltd.

Check-Cap Building

29 Abba Hushi Avenue

P.O. Box 1271

Isfiya, 3009000, Israel

Attention: Paul Medeiros, Chairman

Email: checkcapchair@outlook.com

With a copy, which will not constitute notice, to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Sean M. Donahue

Email: seandonahue@paulhastings.com

If to the Shareholders, to it at:

EquityLine Alternate Assets GP Inc.
550 HWY 7 East, Suite 338

Richmond Hill, ON, L4B 3Z4

Attn: Sergiy Shchavyelyev, CEO

Email: sergiy@equitylinemic.com

With a copy, which will not constitute notice, to:

Cassels

Suite 3200, Bay Adelaide Centre - North Tower

40 Temperance Street

Toronto ON M5H 0B4

Attention: Dr. Alison R. Manzer
Email: amanzer@cassels.com

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c) This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), by any party without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(g) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

(h) This Agreement shall be governed by, and construed in accordance with, the Laws of the Province of Ontario, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws; provided that the matters relating to any Check-Cap corporate matters required to be governed by the Laws of Israel (including corporate approvals for this Agreement) shall be governed by the Laws of Israel. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Transactions, each of the parties hereto: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the Ontario Superior Court of Justice in the Province of Ontario, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 8(h), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto, (v) agrees that service of process upon such party hereto in any such action or proceeding shall be effective if notice is given in accordance with Section 8(a) of this Agreement and (vi) irrevocably waives the right to trial by jury. Notwithstanding the foregoing, with respect to any action or proceeding arising out of this Agreement or any of the Transactions that primarily relates to Israeli Law matters, each of the parties hereto (A) consents to submit itself to the personal jurisdiction of the courts of Tel-Aviv, Israel, and (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8(h) in the manner provided for notices in Section 8(a). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) The Shareholders hereby authorize Check-Cap to publish and disclose in any announcement or disclosure required by the SEC such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s obligations under this Agreement.

(k) Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l) Notwithstanding anything herein to the contrary, each Shareholder signs this Agreement solely in such Shareholder’s capacity as a shareholder of Check-Cap, and not in any other capacity and, if applicable, this Agreement shall not limit or otherwise affect the actions of any representative, affiliate, employee or designee of such Shareholder or any of its affiliates in his or her capacity as an officer or director of the Shareholders.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHECK-CAP LTD.

By:	/s/ Paul Medeiros
Name:	Paul Medeiros
Title:	Board Chairman, Check-Cap Ltd.

EQUITYLINE ALTERNATE ASSETS GP INC.

By:	/s/ Sergiy Shchavyelyev
Name:	Sergiy Shchavyelyev
Title:	President

SERGIY SHCAVYELYEV

/s/ Sergiy Shchavyelyev

[Insert other parties to Coordination Agreement]

By:
Name:
Title: